Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Files Annual Report on Form 10-K

ORLANDO, FLA. – April 14, 2004 – On March 31, 2004, Rotech Healthcare Inc. (OTC: ROHI.PK) (the “Company”) filed a Form 12b-25 with the Securities and Exchange Commission seeking an extension to file its Annual Report on Form 10-K.

The additional time was required to evaluate the treatment of the amortization of its senior debt facility deferred issue costs as it relates to the accelerated principal debt payments made by the Company on these facilities.

This evaluation is now complete and will result in additional non cash interest expense charges in 2003.

Net earnings (loss) changes to fiscal year 2003 are as follows:

(dollars as thousands)	Q1	Q2	Q3	Q4	2003
Previously Reported	$5,343	$(6,463)	$2,842	$8,063	$9,785
Adjustment	(346)	(216)	(543)	(267)	(1,372)

As Restated	$4,997	$(6,679)	$2,299	$7,796	$8,413

These changes will be reflected in the Company’s Annual Report on Form 10-K being filed today with the Securities and Exchange Commission and will have no impact on the Company’s compliance with any of its financial covenants relating to its borrowing facilities.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 500 operating centers, located principally in non-urban markets. Rotech’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid; the collectibility of the Company’s accounts receivable; changes in government regulation generally; compliance with various settlement agreements and corporate compliance programs established by the Company; the Company’s emergence from bankruptcy and its spin-off from its former parent company; compliance with confidentiality requirements with respect to patient information; and other factors. Rotech Healthcare Inc. does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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